Exhibit 99.1

GUESS?, INC. REPORTS FISCAL YEAR 2025 THIRD QUARTER RESULTS
Third Quarter Fiscal 2025 Results:
Revenues Increased to $739 Million, Up 13% in U.S. Dollars and 14% in Constant Currency
Delivered Operating Margin of 5.7%; Adjusted Operating Margin of 5.8%
GAAP Loss per Share of $0.47 and Adjusted EPS of $0.34
Lowers Full Fiscal Year 2025 Outlook:
Expects Revenue Increase between 7.1% and 8.1% in U.S. Dollars
Expects GAAP and Adjusted Operating Margins between 6.1% and 6.4% and 6.2% and 6.5%, Respectively
Expects GAAP EPS between $0.70 and $0.82 and Adjusted EPS between $1.85 and $2.00
LOS ANGELES, November 26, 2024 - Guess?, Inc. (NYSE: GES) today reported financial results for its third quarter ended November 2, 2024.

Carlos Alberini, Chief Executive Officer, commented, “In the third quarter we delivered revenue growth of 13%. This increase was primarily driven by the rag & bone acquisition coupled with modest growth of our core Guess businesses. All of our operating segments posted revenue growth, except for our Licensing segment, which was impacted by the internalization of our outerwear business and delivered flat revenues. Our business in Europe was strong while North America and Asia experienced a more challenging environment impacted by slow customer traffic into our direct-to-consumer channels. During the period we managed margins and expenses well, delivering earnings from operations near the top of our expectations.”
Paul Marciano, Co-Founder and Chief Creative Officer, commented, “This year we have made significant investments for Guess in new product introductions and increased marketing campaigns, and the customers have responded well. We have also invested in developing our new rag & bone and Guess Jeans brands, adding distribution capacity for both domestically and internationally. Our focus is to create strong brand awareness and increase customer engagement while offering amazing products and a great customer experience. I am excited about our collection this season and believe we are well positioned for this important time of the year.”
Mr. Alberini concluded, “Based on our recent trends and other external factors impacting our business including currencies, freight costs and taxes, we are revising our fourth quarter outlook for revenues and earnings. We believe that the current consumer sentiment and slow customer traffic in North America and Asia will persist during the fourth quarter, impacting our business negatively. As a result, for the full year we now expect revenues at or slightly below $3 billion. As we look into next year, we remain focused on the evolution of our vision for growth. We have a powerful platform and a strong team that continues to adapt to our new model to create significant value for our shareholders over the long term.”
Non-GAAP Information
This press release contains non-GAAP financial measures, including certain adjusted results of operations and outlook measures, constant currency information and free cash flow measures. See the heading “Presentation of Non-GAAP Information” for further information and the accompanying tables for a reconciliation to the comparable GAAP financial measure.

rag & bone Acquisition
On April 2, 2024, the Company and global brand management firm WHP Global completed the previously announced acquisition of New York-based fashion brand rag & bone. Under the terms of the agreement, the Company acquired all the rag & bone operating assets and assumed the related operating liabilities of the business. In addition, a joint venture owned 50% each by the Company and WHP Global acquired rag & bone’s intellectual property. As of April 2, 2024, the Company integrated rag & bone into its existing segments.
Third Quarter Fiscal 2025 Results
For the third quarter of the fiscal year ending February 1, 2025 (“fiscal 2025”), the Company recorded a GAAP net loss of $23.4 million, compared to GAAP net earnings of $55.7 million for the same prior-year quarter. The results for the third quarter of fiscal 2025 included a net $39.8 million unrealized loss due to the change in fair value of the derivatives related to the Company’s convertible senior notes due 2028 and the related convertible note hedge. GAAP diluted net loss per share was $0.47 for the third quarter of fiscal 2025, compared to GAAP diluted net earnings per share (“EPS”) of $0.82 for the same prior-year quarter. The Company estimates a negative impact from its share buybacks of $0.02 and a negative impact from currency of $0.03 on GAAP diluted net loss per share in the third quarter of fiscal 2025 when compared to the same prior-year quarter.
For the third quarter of fiscal 2025, the Company’s adjusted net earnings were $17.7 million, a 35% decrease from $27.0 million for the same prior-year quarter. Adjusted diluted EPS decreased 31% to $0.34, compared to $0.49 for the same prior-year quarter. The Company estimates a positive impact from its share buybacks of $0.03 and a negative impact from currency of $0.04 on adjusted diluted EPS in the third quarter of fiscal 2025 when compared to the same prior-year quarter.
Net Revenue. Total net revenue for the third quarter of fiscal 2025 increased 13% to $738.5 million from $651.2 million in the same prior-year quarter. In constant currency, net revenue increased by 14%.
•Europe revenues increased 7% in U.S. dollars and 6% in constant currency. Retail comparable sales (including e-commerce) increased 8% in U.S. dollars and 7% in constant currency. The inclusion of our e-commerce sales positively impacted the retail comparable sales percentage by 2% in both U.S. dollars and constant currency.
•Americas Retail revenues increased 12% in U.S. dollars and 14% in constant currency. Retail comparable sales (including e-commerce) decreased 14% in U.S. dollars and 12% in constant currency. The inclusion of our e-commerce sales had a minimal impact on the retail comparable sales percentage in both U.S. dollars and constant currency.
•Americas Wholesale revenues increased 79% in U.S. dollars and 83% in constant currency.
•Asia revenues increased 2% in both U.S. dollars and constant currency. Retail comparable sales (including e-commerce) decreased 17% in U.S. dollars and 16% in constant currency. The inclusion of our e-commerce sales had a minimal impact on the retail comparable sales percentage in both U.S. dollars and constant currency.
•Licensing revenues remained flat in both U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for the third quarter of fiscal 2025 decreased 22.8% to $42.3 million (including a $2.6 million unfavorable currency translation impact), from $54.8 million in the same prior-year quarter. GAAP operating margin in the third quarter of fiscal 2025 decreased 2.7% to 5.7%, from 8.4% for the same prior-year quarter, driven primarily by higher expenses and the unfavorable impact of channel mix. The negative impact of currency on operating margin for the quarter was approximately 20 basis points.

For the third quarter of fiscal 2025, adjusted earnings from operations decreased 26.1% to $42.8 million, from $57.9 million in the same prior-year quarter. Adjusted operating margin decreased 3.1% to 5.8%, from 8.9% for the same prior-year quarter, driven primarily by higher expenses and the unfavorable impact of channel mix.

•Operating margin for the Company’s Europe segment decreased 1.5% to 8.8% in the third quarter of fiscal 2025, from 10.3% in the same prior-year quarter, driven primarily by higher expenses and the impact of newly acquired businesses, partially offset by lower markdowns and the favorable impact of higher revenues.
•Operating margin for the Company’s Americas Retail segment decreased 9.6% to negative 4.3% in the third quarter of fiscal 2025, from 5.3% in the same prior-year quarter, driven primarily by the unfavorable impact from negative retail comparable sales, higher expenses and the impact of higher markdowns.
•Operating margin for the Company’s Americas Wholesale segment decreased 3.4% to 25.7% in the third quarter of fiscal 2025, from 29.1% in the same prior-year quarter, driven primarily by the impact of newly acquired businesses.
•Operating margin for the Company’s Asia segment decreased 3.0% to negative 2.0% in the third quarter of fiscal 2025, from 1.0% in the same prior-year quarter, driven primarily by lower product margin and lower revenues, partially offset by lower expenses.
•Operating margin for the Company’s Licensing segment decreased 1.3% to 91.8% in the third quarter of fiscal 2025, from 93.1% in the same prior-year quarter, mainly driven by higher expenses.
Other expense, net. Other expense, net for the third quarter of fiscal 2025 was $45.8 million compared to $11.0 million for the same prior-year quarter. The change was primarily due to the fair value remeasurement of derivatives related to the Company’s convertible senior notes due 2028 and the related convertible note hedge resulting in a net unrealized loss of $39.8 million during the third quarter of fiscal 2025, partially offset by lower net unrealized losses on the Company’s SERP-related assets, compared to the same prior-year quarter.
Nine-Month Period Results
For the nine months ended November 2, 2024, the Company recorded a GAAP net loss of $21.0 million, compared to GAAP net earnings of $82.9 million for the same prior-year period. The results for the nine months ended November 2, 2024 included a net $41.8 million unrealized loss due to the change in fair value of the derivatives related to the Company’s convertible senior notes due 2028 and the related convertible note hedge. GAAP diluted net loss per share was $0.42 for the nine months ended November 2, 2024, compared to GAAP diluted EPS of $1.30 for the same prior-year period. The Company estimates a negative impact from its share buybacks of $0.02 and a negative impact from currency of $0.09 on GAAP diluted net loss per share for the nine months ended November 2, 2024 when compared to the same prior-year period.
For the nine months ended November 2, 2024, the Company recorded adjusted net earnings of $26.8 million, a 58% decrease from $63.2 million for the same prior-year period. Adjusted diluted EPS decreased 57% to $0.49, compared to $1.14 for the same prior-year period. The Company estimates its share buybacks had a positive impact of $0.02 and currency had a negative impact of $0.11 on adjusted diluted EPS during the nine months ended November 2, 2024 when compared to the same prior-year period.

Net Revenue. Total net revenue for the nine months ended November 2, 2024 increased 9% to $2.06 billion, from $1.89 billion in the same prior-year period. In constant currency, net revenue increased by 11%.
•Europe revenues increased 4% in U.S. dollars and 7% in constant currency. Retail comparable sales (including e-commerce) increased 4% in U.S. dollars and 6% in constant currency. The inclusion of our e-commerce sales positively impacted the retail comparable sales percentage by 1% in U.S. dollars and a minimal amount in constant currency.
•Americas Retail revenues increased 7% in U.S. dollars and 8% in constant currency. Retail comparable sales (including e-commerce) decreased 11% in U.S. dollars and 10% in constant currency. The inclusion of our e-commerce sales had a positive impact of 1% in both U.S. dollars and constant currency.
•Americas Wholesale revenues increased 63% in U.S. dollars and 64% in constant currency.
•Asia revenues decreased 1% in U.S. dollars and increased 2% in constant currency. Retail comparable sales (including e-commerce) decreased 13% in U.S. dollars and 11% in constant currency. The inclusion of our e-commerce sales had a minimal impact on the retail comparable sales percentage in both U.S. dollars and constant currency.
•Licensing revenues increased 7% in both U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for the nine months ended November 2, 2024 decreased 40.8% to $70.2 million (including a gain of $13.8 million on the sale of the U.S. distribution center during the second quarter of fiscal 2025 and a $9.3 million unfavorable currency translation impact), from $118.5 million in the same prior-year period. GAAP operating margin in the nine months ended November 2, 2024 decreased 2.9% to 3.4%, from 6.3% in the same prior-year period, driven primarily by higher expenses, including separation charges, transaction costs and higher store costs, and unfavorable currency impact, partially offset by a gain on the sale of assets, the favorable impact of higher revenues and higher initial markups. The negative impact of currency on operating margin for the nine months ended November 2, 2024 was approximately 40 basis points.
For the nine months ended November 2, 2024, adjusted earnings from operations decreased 41.5% to $73.0 million, from $124.8 million in the same prior-year period. Adjusted operating margin decreased 3.1% to 3.5% for the nine months ended November 2, 2024, from 6.6% in the same prior-year period, driven primarily by higher expenses, including higher store costs, and unfavorable currency impact, partially offset by the favorable impact of higher revenues and higher initial markups.
•Operating margin for the Company’s Europe segment decreased 1.8% to 6.7% in the nine months ended November 2, 2024, from 8.5% in the same prior-year period, driven primarily by higher expenses and the unfavorable impact of currency, partially offset by the favorable impact of higher revenues and higher initial markups.
•Operating margin for the Company’s Americas Retail segment decreased 7.3% to negative 3.0% in the nine months ended November 2, 2024, from 4.3% in the same prior-year period, driven primarily by the unfavorable impact from lower revenues and higher expenses.
•Operating margin for the Company’s Americas Wholesale segment decreased 4.2% to 22.6% in the nine months ended November 2, 2024, from 26.8% in the same prior-year period, driven primarily by the impact of newly acquired businesses and higher expenses, partially offset by the favorable impact of higher revenues.
•Operating margin for the Company’s Asia segment decreased 1.4% to 0.6% in the nine months ended November 2, 2024, from 2.0% in the same prior-year period, driven primarily by higher expenses.

•Operating margin for the Company’s Licensing segment decreased 1.2% to 92.3% in the nine months ended November 2, 2024, from 93.5% in the same prior-year period, mainly due to the unfavorable impact of higher expenses.
Loss on Extinguishment of Debt. In March 2024, the Company issued approximately $12.1 million principal amount of additional convertible senior notes due April 2028 (together with the additional convertible senior notes issued in January 2024, the “Additional 2028 Notes”) in exchange for approximately $14.6 million of its outstanding convertible senior notes due April 2024 (the “2024 Notes”). The Additional 2028 Notes have the same terms, constitute a single series with, and have the same CUSIP number as the other outstanding convertible senior notes due April 2028 (together with the Additional 2028 Notes, the “2028 Notes”; collectively with the 2024 Notes, the “Notes”). Immediately following the closing of this transaction, approximately $33.5 million of the 2024 Notes remained outstanding, all of which were settled upon maturity during April 2024. As a result of the transaction, the Company recognized a $2.0 million loss on extinguishment of debt during the first quarter of fiscal 2025.
Other expense, net. Other expense, net for the nine months ended November 2, 2024 was $49.9 million compared to $18.2 million in the same prior-year period. The change was primarily due to the fair value remeasurement of derivatives related to the Company’s convertible senior notes due 2028 and the related convertible note hedge resulting in a net unrealized loss of $41.8 million during the nine months ended November 2, 2024, partially offset by net unrealized gains on the Company’s SERP-related assets, compared to net unrealized losses in the same prior-year period, and lower net unrealized and realized losses from foreign currency exposures.
Outlook
The Company’s expectations for the fourth quarter and full fiscal year 2025 are as follows:

Outlook for Total Company[1]

	Fourth Quarter of Fiscal 2025	Fiscal 2025

Consolidated net revenue in U.S. dollars	increase between 2.2% and 5.4%	increase between 7.1% and 8.1%

GAAP operating margin	12.2% to 13.0%	6.1% to 6.4%

Adjusted operating margin	12.2% to 13.0%	6.2% to 6.5%

GAAP diluted EPS	$1.10 to $1.22	$0.70 to $0.82

Adjusted diluted EPS	$1.37 to $1.52	$1.85 to $2.00
______________________________________________________________________
See page 18 for footnotes.

A reconciliation of the Company’s outlook for GAAP operating margin to adjusted operating margin and GAAP diluted EPS to adjusted diluted EPS for the fourth quarter and full fiscal year 2025 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook[1]

	Fourth Quarter of Fiscal 2025	Fiscal 2025

GAAP operating margin	12.2% to 13.0%	6.1% to 6.4%
Certain professional service and legal fees and related (credits) costs[2]	—%	0.0%
Transaction costs[2]	—%	0.2%
Separation charges[2]	—%	0.2%
Asset impairment charges[2]	—%	0.2%
Net gains on lease modifications[2]	—%	(0.0)%
Gain on sale of assets[2]	—%	(0.5)%
Adjusted operating margin	12.2% to 13.0%	6.2% to 6.5%

GAAP diluted EPS	$1.10 to $1.22	$0.70 to $0.82
Certain professional service and legal fees and related (credits) costs[2]	—	0.00
Transaction costs[2]	—	0.07
Separation charges[2]	—	0.08
Asset impairment charges[2]	—	0.05
Net gains on lease modifications[2]	—	(0.01)
Loss on extinguishment of debt[2]	—	0.02
Amortization of debt discount[3]	0.01	0.03
Fair value remeasurement of derivatives[2]	—	0.62
Gain on sale of assets[2]	—	(0.16)
Discrete income tax adjustments[2]	—	0.01
Convertible notes if-converted method[3]	0.26 to 0.29	0.44 to 0.47
Adjusted diluted EPS	$1.37 to $1.52	$1.85 to $2.00
______________________________________________________________________________
See page 18 for footnotes.
The Company’s expectations of the high-end for the free cash flow outlook for the full fiscal year 2025 are as follows (in millions):

Free Cash Flow Outlook for Total Company[1]

Fiscal 2025

Net cash provided by operating activities	$135
Less: Purchases of property and equipment	(85)
Less: Payments for property and equipment under finance leases	(10)
Free cash flow	$40
______________________________________________________________________
See page 18 for footnotes.
Dividends
The Company’s Board of Directors approved a quarterly cash dividend of $0.30 per share on the Company’s common stock. The dividend will be payable on December 27, 2024 to shareholders of record as of the close of business on December 11, 2024.

Share Repurchases
On March 25, 2024, the Board of Directors authorized a new $200.0 million share repurchase program. On March 28, 2024, in connection with the additional exchange and subscription offering related to the 2024 Notes and the 2028 Notes, the Company repurchased approximately 0.3 million shares of its common stock for $10.3 million through broker-assisted market transactions. During the nine months ended November 2, 2024, the Company also repurchased approximately 2.3 million shares of its common stock in open market transactions totaling $50.0 million, leaving a capacity of $139.8 million under the share repurchase program. Combined, these transactions resulted in the repurchase of approximately 2.6 million shares for $60.3 million during the nine months ended November 2, 2024, all of which occurred during the six months ended August 3, 2024.
Presentation of Non-GAAP Information
The financial information presented in this release includes non-GAAP financial measures, such as adjusted results and outlook, constant currency financial information and free cash flows. The adjusted measures exclude the impact of certain professional service and legal fees and related (credits) costs, transaction costs in connection with the Company’s acquisition of rag & bone, separation charges related to the transition of the operations of the Company’s U.S. distribution center, gain on the sale of the U.S. distribution center and settlement of the related interest rate swap, asset impairment charges, net (gains) losses on lease modifications, loss on extinguishment of debt, non-cash amortization of debt discount of the Company’s convertible senior notes, fair value remeasurement of derivatives related to the 2028 Notes and the related convertible note hedge, the related income tax effects of the foregoing items and the impact from certain discrete income tax adjustments related primarily to the consolidation of certain business functions into Switzerland and, to a lesser extent, the impact from changes in the income tax law in certain tax jurisdictions, in each case where applicable. The weighted average diluted shares outstanding used for adjusted diluted EPS excludes the dilutive impact of the Notes, based on the bond hedge contracts in place. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results and outlook.
The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements and GAAP future outlook). A reconciliation of reported GAAP results and outlook to comparable non-GAAP results and outlook is provided in the accompanying tables.
This release includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and considers the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported and expected GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.
Investor Conference Call
The Company will hold a conference call at 4:45 pm (ET) on November 26, 2024 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.
About Guess?
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. On April 2, 2024, the Company acquired all the operating assets and a 50% interest in the intellectual property assets of New York-based fashion brand rag & bone, a leader in the American fashion scene, directly operating stores in the U.S. and in the U.K., and also available in high-end boutiques, department stores and through e-commerce globally. As of November 2, 2024, the Company directly operated 1,057 retail stores in Europe, the Americas and Asia. The Company’s partners and distributors operated 541 additional retail stores worldwide. As of November 2, 2024, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, goals, future prospects, and current business strategies and strategic initiatives; statements concerning the Company’s plans and expectations for its recently-acquired rag & bone business; statements concerning our expectations regarding the consumer spending environment; statements concerning the Company’s future outlook, including with respect to the fourth quarter and full year of fiscal 2025; and statements expressing optimism or pessimism about future operating results and growth opportunities are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.
Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; changes in consumer confidence or discretionary consumer spending; sanctions and export controls targeting Russia and other impacts related to the war in Ukraine; impacts related to the Israel-Hamas war; impacts related to public health crises; risks relating to our indebtedness; changes to estimates related to impairments, inventory and other reserves; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; the high concentration of our Americas Wholesale business; risks related to the costs and timely delivery of merchandise to our distribution facilities, stores and wholesale customers, including risks related to the current Red Sea supply chain crisis; unexpected or unseasonable weather conditions, catastrophic events or natural disasters; our ability to effectively operate our various retail concepts; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to complete or integrate acquisitions or alliances; uncertainties regarding our ability to realize operational efficiencies and other anticipated synergies, expansion plans and other benefits from the rag & bone acquisition in the timeframe expected or at all; our ability to successfully enhance our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience; risks relating to our convertible senior notes, including our ability to settle the liabilities in cash and risks related to the impact of stock price volatility on our fair value remeasurement of derivatives related to our 2028 Notes and the related convertible note hedge; disruptions at our distribution facilities, including potential challenges related to the conversion of our self-operated U.S. distribution center to a third-party provider; our ability to attract and retain management and other key personnel; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; errors in our assumptions, estimates and judgments related to tax matters; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments to our unaudited financial statements; future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; violations of, or changes to, domestic or international laws and regulations; risks associated with the acts or omissions of our licensees and third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-security incidents and other cyber-security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information systems; changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate; impacts of inflation and further inflationary pressures; fluctuations in quarterly performance; slowing in-person customer traffic; increases in labor costs; increases in wages; risks relating to activist investor activity; and the significant voting power of our founders.
In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
Senior Vice President Finance, Investor Relations and Chief Accounting Officer
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	Nov 2, 2024		Oct 28, 2023		Nov 2, 2024		Oct 28, 2023

Product sales	$705,507	95.5%	$618,130	94.9%	$1,971,920	95.6%	$1,800,536	95.5%
Net royalties	33,011	4.5%	33,040	5.1%	91,101	4.4%	84,944	4.5%
Net revenue	738,518	100.0%	651,170	100.0%	2,063,021	100.0%	1,885,480	100.0%

Cost of product sales	416,641	56.4%	360,000	55.3%	1,173,100	56.9%	1,067,882	56.6%

Gross profit	321,877	43.6%	291,170	44.7%	889,921	43.1%	817,598	43.4%

Selling, general and administrative expenses	279,389	37.8%	234,123	36.0%	829,188	40.2%	694,748	36.8%
Asset impairment charges	1,091	0.1%	1,737	0.3%	4,509	0.2%	6,293	0.4%
Net (gains) losses on lease modifications	(718)	(0.0%)	537	0.0%	(718)	(0.0%)	(1,894)	(0.1%)
Gain on sale of assets	—	—%	—	—%	(13,781)	(0.7%)	—	—%
(Gain) loss on equity method investment	(161)	(0.0%)	—	—%	559	0.0%	—	—%

Earnings from operations	42,276	5.7%	54,773	8.4%	70,164	3.4%	118,451	6.3%

Other income (expense):
Interest expense	(8,131)	(1.1%)	(5,923)	(0.9%)	(22,212)	(1.1%)	(15,883)	(0.9%)
Interest income	2,613	0.4%	3,181	0.5%	9,218	0.4%	8,557	0.5%
Loss on extinguishment of debt	—	—%	—	—%	(1,952)	(0.1%)	(7,696)	(0.4%)
Other, net	(45,826)	(6.2%)	(11,004)	(1.7%)	(49,932)	(2.3%)	(18,227)	(1.0%)

Earnings (loss) before income tax expense (benefit)	(9,068)	(1.2%)	41,027	6.3%	5,286	0.3%	85,202	4.5%

Income tax expense (benefit)	11,687	1.6%	(18,277)	(2.8%)	18,771	0.9%	(5,370)	(0.3%)

Net earnings (loss)	(20,755)	(2.8%)	59,304	9.1%	(13,485)	(0.6%)	90,572	4.8%

Net earnings attributable to noncontrolling interests	2,640	0.4%	3,603	0.5%	7,491	0.4%	7,643	0.4%

Net earnings (loss) attributable to Guess?, Inc.	$(23,395)	(3.2%)	$55,701	8.6%	$(20,976)	(1.0%)	$82,929	4.4%

Net earnings (loss) per common share attributable to common stockholders:
Basic	$(0.46)		$1.04		$(0.42)		$1.53
Diluted	$(0.47)		$0.82		$(0.42)		$1.30

Weighted average common shares outstanding attributable to common stockholders:
Basic	50,798		53,052		52,047		53,450
Diluted	66,608		70,331		52,047		68,098

Effective income tax rate	(128.9%)		(44.5%)		355.1%		(6.3%)

Adjusted selling, general and administrative expenses[4]:	$279,264	37.8%	$233,274	35.8%	$816,329	39.6%	$692,787	36.7%

Adjusted earnings from operations[4]:	$42,774	5.8%	$57,896	8.9%	$73,033	3.5%	$124,811	6.6%

Adjusted net earnings attributable to Guess?, Inc.[4]:	$17,668	2.4%	$27,006	4.1%	$26,808	1.3%	$63,231	3.4%

Adjusted weighted average common shares outstanding attributable to common stockholders:
Adjusted Diluted[4,5]	51,970		54,418		53,360		54,726

Adjusted net earnings per common share attributable to common stockholders:
Adjusted Diluted[4,5]	$0.34		$0.49		$0.49		$1.14

Adjusted effective income tax rate[4]:	36.6%		30.9%		35.7%		28.8%
__________________________________________________________________
See page 18 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliations of (i) reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, (ii) reported GAAP earnings from operations to adjusted earnings from operations, (iii) reported GAAP net earnings (loss) attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc., and (iv) reported GAAP income tax expense (benefit) to adjusted income tax expense are as follows:

	Three Months Ended		Nine Months Ended
	Nov 2, 2024	Oct 28, 2023	Nov 2, 2024	Oct 28, 2023

Reported GAAP selling, general and administrative expenses	$279,389	$234,123	$829,188	$694,748
Certain professional service and legal fees and related credits (costs)[6]	(125)	(849)	(58)	(1,961)
Transaction costs[7]	—	—	(5,726)	—
Separation charges[8]	—	—	(7,075)	—

Adjusted selling, general and administrative expenses[4]	$279,264	$233,274	$816,329	$692,787

Reported GAAP earnings from operations	$42,276	$54,773	$70,164	$118,451
Certain professional service and legal fees and related (credits) costs[6]	125	849	58	1,961
Transaction costs[7]	—	—	5,726	—
Separation charges[8]	—	—	7,075	—
Asset impairment charges[9]	1,091	1,737	4,509	6,293
Net (gains) losses on lease modifications[10]	(718)	537	(718)	(1,894)
Gain on sale of assets[11]	—	—	(13,781)	—

Adjusted earnings from operations[4]	$42,774	$57,896	$73,033	$124,811

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$(23,395)	$55,701	$(20,976)	$82,929
Certain professional service and legal fees and related (credits) costs[6]	125	849	58	1,961
Transaction costs[7]	—	—	5,726	—
Separation charges[8]	—	—	7,075	—
Asset impairment charges[9]	1,091	1,737	4,509	6,293
Net (gains) losses on lease modifications[10]	(718)	537	(718)	(1,894)
Loss on extinguishment of debt[12]	—	—	1,952	7,696
Amortization of debt discount[13]	775	163	2,250	351
Fair value remeasurement of derivatives[14]	39,813	—	41,795	—
Gain on sale of assets[11]	—	—	(14,569)	—
Discrete income tax adjustments[15]	281	(31,166)	842	(30,669)
Income tax impact from adjustments[16]	(304)	(815)	(1,136)	(3,436)

Total adjustments affecting net earnings (loss) attributable to Guess?, Inc.	41,063	(28,695)	47,784	(19,698)

Adjusted net earnings attributable to Guess?, Inc.[4]	$17,668	$27,006	$26,808	$63,231

Reported GAAP income tax expense (benefit)	$11,687	$(18,277)	$18,771	$(5,370)
Discrete income tax adjustments[15]	(281)	31,166	(842)	30,669
Income tax impact from adjustments[16]	304	815	1,136	3,436

Adjusted income tax expense[4]	$11,710	$13,704	$19,065	$28,735

Adjusted effective income tax rate[4]	36.6%	30.9%	35.7%	28.8%
__________________________________________________________________
See page 18 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliation of reported GAAP diluted earnings (loss) per share to adjusted diluted earnings per share is as follows:

	Three Months Ended		Nine Months Ended
	Nov 2, 2024	Oct 28, 2023	Nov 2, 2024	Oct 28, 2023

Reported GAAP diluted earnings (loss) per share	$(0.47)	$0.82	$(0.42)	$1.30
Certain professional service and legal fees and related (credits) costs[6,17]	0.00	0.01	0.00	0.02
Transaction costs[7,17]	—	—	0.09	—
Separation charges[8,17]	—	—	0.10	—
Asset impairment charges[9,17]	0.01	0.02	0.07	0.07
Net (gains) losses on lease modifications[10,17]	(0.01)	0.01	(0.01)	(0.02)
Loss on extinguishment of debt[12,17]	—	—	0.03	0.09
Amortization of debt discount[13,17]	0.01	0.00	0.03	0.00
Fair value remeasurement of derivatives[14]	0.62	—	0.80	—
Gain on sale of assets[11],[17]	—	—	(0.21)	—
Discrete income tax adjustments[15]	0.00	(0.44)	0.02	(0.45)
Convertible notes if-converted method[5]	0.18	0.07	—	0.13
Effect of dilutive stock options and restricted stock units[18]	(0.00)	—	(0.01)	—

Adjusted diluted earnings per share[4,5]	$0.34	$0.49	$0.49	$1.14
__________________________________________________________________
See page 18 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	Nov 2, 2024	Oct 28, 2023	% change	Nov 2, 2024	Oct 28, 2023	% change
Net revenue:
Europe	$368,429	$344,472	7%	$1,035,532	$990,981	4%
Americas Retail	172,751	153,872	12%	498,441	464,984	7%
Americas Wholesale	98,849	55,288	79%	245,381	150,361	63%
Asia	65,478	64,498	2%	192,566	194,210	(1%)
Licensing	33,011	33,040	(0%)	91,101	84,944	7%
Total net revenue	$738,518	$651,170	13%	$2,063,021	$1,885,480	9%

Earnings (loss) from operations:
Europe	$32,476	$35,555	(9%)	$69,431	$84,344	(18%)
Americas Retail	(7,487)	8,086	(193%)	(15,185)	20,060	(176%)
Americas Wholesale	25,410	16,106	58%	55,517	40,264	38%
Asia	(1,281)	636	(301%)	1,236	3,927	(69%)
Licensing	30,296	30,770	(2%)	84,110	79,419	6%
Total segment earnings from operations	79,414	91,153	(13%)	195,109	228,014	(14%)

Corporate overhead	(36,765)	(34,106)	8%	(134,935)	(105,164)	28%
Asset impairment charges	(1,091)	(1,737)	(37%)	(4,509)	(6,293)	(28%)
Net gains (losses) on lease modifications	718	(537)	(234%)	718	1,894	(62%)
Gain on sale of assets	—	—		13,781	—
Total earnings from operations	$42,276	$54,773	(23%)	$70,164	$118,451	(41%)

Operating margins:
Europe	8.8%	10.3%		6.7%	8.5%
Americas Retail	(4.3%)	5.3%		(3.0%)	4.3%
Americas Wholesale	25.7%	29.1%		22.6%	26.8%
Asia	(2.0%)	1.0%		0.6%	2.0%
Licensing	91.8%	93.1%		92.3%	93.5%

GAAP operating margin for total Company	5.7%	8.4%		3.4%	6.3%
Certain professional service and legal fees and related (credits) costs[4,6]	0.0%	0.2%		0.0%	0.0%
Transaction costs[4,7]	—%	—%		0.3%	—%
Separation charges[4,8]	—%	—%		0.3%	—%
Asset impairment charges[4,9]	0.1%	0.3%		0.2%	0.4%
Net (gains) losses on lease modifications[4,10]	(0.0%)	0.0%		(0.0%)	(0.1%)
Gain on sale of assets[4,11]	—%	—%		(0.7%)	—%
Adjusted operating margin for total Company[4]	5.8%	8.9%		3.5%	6.6%
______________________________________________________________________
See page 18 for footnotes.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
	Nov 2, 2024			Oct 28, 2023

	Three Months Ended				% change
Net revenue:
Europe	$368,429	$(2,849)	$365,580	$344,472	7%	6%
Americas Retail	172,751	2,390	175,141	153,872	12%	14%
Americas Wholesale	98,849	2,235	101,084	55,288	79%	83%
Asia	65,478	(3)	65,475	64,498	2%	2%
Licensing	33,011	—	33,011	33,040	0%	0%
Total net revenue	$738,518	$1,773	$740,291	$651,170	13%	14%

	Nine Months Ended
Net revenue:
Europe	$1,035,532	$25,826	$1,061,358	$990,981	4%	7%
Americas Retail	498,441	2,410	500,851	464,984	7%	8%
Americas Wholesale	245,381	1,339	246,720	150,361	63%	64%
Asia	192,566	4,830	197,396	194,210	(1%)	2%
Licensing	91,101	—	91,101	84,944	7%	7%
Total net revenue	$2,063,021	$34,405	$2,097,426	$1,885,480	9%	11%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	Nov 2, 2024	Feb 3, 2024	Oct 28, 2023

ASSETS

Cash and cash equivalents	$140,911	$360,285	$244,103

Receivables, net	383,367	314,769	340,784

Inventories	675,752	466,297	562,386

Other current assets	103,720	84,122	81,220

Property and equipment, net	236,480	246,648	234,572

Restricted cash	1,411	—	—

Operating lease right-of-use assets	794,066	667,031	657,363

Other assets	458,954	450,869	358,349

Total assets	$2,794,661	$2,590,021	$2,478,777

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$42,836	$40,781	$41,695

Current operating lease liabilities	180,835	166,451	165,420

Current portion of convertible senior notes due 2024, net	—	48,048	114,985

Other current liabilities	625,112	536,277	514,294

Long-term debt and finance lease obligations	238,306	28,210	131,821

Convertible senior notes due 2028, net	340,617	336,717	266,551

Long-term operating lease liabilities	670,430	542,392	538,731

Other long-term liabilities	206,149	155,829	147,637

Redeemable and nonredeemable noncontrolling interests	39,647	50,376	43,583

Guess?, Inc. stockholders’ equity	450,729	684,940	514,060

Total liabilities and stockholders’ equity	$2,794,661	$2,590,021	$2,478,777

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Nine Months Ended
	Nov 2, 2024	Oct 28, 2023

Net cash provided by (used in) operating activities	$(61,555)	$40,881

Net cash used in investing activities	(85,333)	(56,624)

Net cash used in financing activities	(61,977)	(9,793)

Effect of exchange rates on cash, cash equivalents and restricted cash	(9,098)	(6,126)

Net change in cash, cash equivalents and restricted cash	(217,963)	(31,662)

Cash and cash equivalents at the beginning of the year	360,285	275,765

Cash, cash equivalents and restricted cash at the end of the period	$142,322	$244,103

Supplemental information:

Depreciation and amortization	$51,114	$46,059

Total lease costs (excluding finance lease cost)	$260,528	$233,063

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided By (Used In) Operating Activities to Free Cash Flow
(in thousands)

	Nine Months Ended
	Nov 2, 2024	Oct 28, 2023

Net cash provided by (used in) operating activities	$(61,555)	$40,881

Less: Purchases of property and equipment	(63,552)	(52,469)

Less: Payments for property and equipment under finance leases	(5,284)	(4,898)

Free cash flow	$(130,391)	$(16,486)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated
	As of Nov 2, 2024

United States	268	268	—	—	—	—
Canada	54	54	—	—	—	—
Central and South America	101	89	12	29	29	—

Total Americas	423	411	12	29	29	—

Europe and the Middle East	783	556	227	64	64	—
Asia and the Pacific	392	90	302	222	135	87

Total	1,598	1,057	541	315	228	87

	As of Oct 28, 2023

United States	234	234	—	—	—	—
Canada	57	57	—	—	—	—
Central and South America	104	73	31	29	29	—

Total Americas	395	364	31	29	29	—

Europe and the Middle East	767	545	222	58	58	—
Asia and the Pacific	397	106	291	241	133	108

Total	1,559	1,015	544	328	220	108

Guess?, Inc. and Subsidiaries
Footnotes to Condensed Consolidated Financial Data

Footnote:

[1]	The Company’s outlook for the fourth quarter and full fiscal year 2025 assumes that foreign currency exchange rates remain at recently prevailing rates.

[2]
Amounts for the full fiscal 2025 outlook exclude the following items: (i) certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations, (ii) transaction costs in connection with the rag & bone acquisition, (iii) separation charges related to the transition of the operation of the Company’s U.S. distribution center, (iv) asset impairment charges related primarily to impairment of property and equipment related to certain retail locations resulting from underperformance and expected store closures, (v) net gains on lease modifications related primarily to the early termination of certain lease agreements, (vi) loss on extinguishment of debt related to the 2024 Notes, (vii) fair value remeasurement of derivatives associated with the 2028 Notes (viii) gain on the sale of assets related to the U.S. distribution center and the settlement of the related interest rate swap and (ix) discrete income tax adjustments. See the heading “Presentation of Non-GAAP Information” for further information. The Company is unable to predict future amounts with respect to these items, as such amounts are inconsistent in magnitude and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company’s control. As such, the Company has not considered any future charges or credits with respect to these items in the accompanying GAAP outlook.

[3]
Amounts for the fourth quarter and full fiscal 2025 outlook exclude (i) the amortization of the debt discount related to the 2028 Notes and (ii) the dilutive impact of the Notes for adjusted diluted shares and corresponding interest expenses at initial stock prices below $46.88 for the 2024 Notes and $41.80 for the 2028 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution. The Company excludes the impact anticipated to be recorded and the diluted impact anticipated in those periods as such amounts are reasonably estimated. The Company has not assumed any potential share dilution due to the related warrants.

[4]
The adjusted results exclude certain professional service and legal fees and related (credits) costs, transaction costs in connection with the acquisition of rag & bone, separation charges related to the transition of the operation of the Company’s U.S. distribution center, asset impairment charges, net (gains) losses on lease modifications, loss on extinguishment of debt, amortization of debt discount, fair value remeasurement of derivatives associated with the 2028 Notes, gain on the sale of assets related to the U.S. distribution center and the settlement of the related interest rate swap, the related income tax impacts of these adjustments, as well as certain discrete income tax adjustments, where applicable. The weighted average diluted shares outstanding used for adjusted diluted loss per share excludes the dilutive impact of the Notes, based on the bond hedge contracts in place. A reconciliation of actual results to adjusted results is presented in the “Reconciliation of GAAP Results to Adjusted Results.”

[5]
The Company excludes the dilutive impact of the Notes at stock prices below $40.65 for the 2024 Notes and below $37.61 for the 2028 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution. At stock prices in excess of $40.65 for the 2024 Notes and $37.61 for the 2028 Notes, the Company would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

[6]	Adjustments represent certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations.

[7]	Adjustments represent transaction costs in connection with the rag & bone acquisition which the Company otherwise would not have incurred as part of its business operations.

[8]	Adjustments represent separation charges related to the transition of the operation of the Company’s U.S. distribution center, which was formerly owner-operated, to a third-party logistics provider.

[9]
Adjustments represent asset impairment charges related primarily to impairment of property and equipment related to certain retail locations resulting from under-performance and expected store closures.

[10]	Adjustments represent net (gains) losses on lease modifications related primarily to the early termination of certain lease agreements.

[11]	Adjustments represent the gain on the sale of assets related to the U.S. distribution center within earnings from operations and the settlement of the related interest rate swap within other income (expense).

[12]	Adjustments represent loss on extinguishment of debt from a portion of the exchanged 2024 Notes in April 2023 and March 2024.

[13]	In April 2023, January 2024 and March 2024, the Company issued $275 million, $65 million and $12 million principal amount of 3.75% convertible senior notes due 2028 in private offerings, respectively. The debt discount resulted from: (1) the modification accounting for a portion of the exchanged 2024 Notes in April 2023, and (2) recognized embedded derivative liability for the issuances of the Additional 2028 Notes. The debt discount will be amortized as non-cash interest expense over the term of the 2028 Notes.

[14]	Adjustments represent changes in fair value of the equity-linked derivatives associated with the 2028 Notes.

[15]
Adjustments represent discrete income tax items related primarily to a benefit recognized as a result of the consolidation of certain business functions into Switzerland during the third quarter of fiscal 2024 and, to a lesser extent, the impact from changes in the income tax law in certain tax jurisdictions.

[16]
The income tax effect of certain professional service and legal fees and related (credits) costs, transaction costs in connection with the acquisition of rag & bone, separation charges related to the transition of the operation of the Company’s U.S. distribution center, asset impairment charges, net (gains) losses on lease modifications, loss on extinguishment of debt, amortization of debt discount and gain on the sale of assets related to the U.S. distribution center and the settlement of the related interest rate swap was based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

[17]	Adjustments include the related income tax effect based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

[18]	Adjustments represent the potentially dilutive impact of outstanding stock options and restricted stock units which are not included in the computation of diluted net loss per share as the impact would be antidilutive.